Exhibit 3.202

Francis KESSELER
notaire
B.P. 186
L-4002 ESCH/ALZETTE

«RDC Offshore Luxembourg S.à r.l. »

société à responsabilité limitée

limited liability company

L u x e m b o u r g

CONSTITUTION D'UNE SOCIETE A RESPONSABILITE LIMITEE du 4 JUILLET 2011	

In the year two thousand eleven, on the fourth day of July.

Before Maître Francis Kesseler, notary public with professional address on Esch-Sur-Alzette, Grand-Duchy of Luxembourg, undersigned.

Appears:

Rowan S116E#3, Inc., a company organised under the laws of Cayman Islands, having its registered office at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands, Gibraltar, here duly represented by Mrs Sofia-Afonso-Da Chao Conde, notary clerk, with professional address in 5, rue Zenon-Bernard,L-4030 Esch-Sur-Alzette, Grand-Duchy of Luxembourg, by virtue of a proxy given under private seal.

The before said proxy, being initialled "ne varietur" by the appearing party and the undersigned notary, shall remain annexed to the present deed to be filed at the same time with the registration authorities.

1

Such appearing party, in the capacity of which it acts, has requested the notary to draw up the following articles of association (the "Articles") of a "societe a responsabilite limitee" which such party declares to incorporate. Name - Object - Registered office - Duration Art. 1. There is hereby formed a "societe a responsabilite limitee", limited liability company (the "Company"), governed by the present Articles and by current Luxembourg laws (the "Law"), in particular the law of 10 August 1915 on commercial companies, as amended in particular by the law of 18 September 1933 and of 28 December 1992 on "societes a responsabilite limitee" (the "Commercial Companies Law"). Art. 2. The Company's name is "RDC Offshore Luxembourg S.a r.l" Art. 3. The Company's purpose is: (1) To take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises; (2) To acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights, patents and licences, and other property, rights and interest in property as the Company shall deem fit; (3) Generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same; (4) To enter into, assist or participate in financial, commercial and other transactions; (5) To grant to any holding company, subsidiary, or fellow subsidiary, or any other company which belong to the same group of companies than the Company 2

(the "Affiliates") any assistance, loans, advances or guarantees (in the latter case, even in favor of a third-party lender to the Affiliates); (6) To borrow and raise money in any manner and to secure the repayment of_any money borrowed. Besides, the Company's purpose also consists in the purchase, sale, the fre1gntmg, tne cnaftermg anti tne management of· sea-going · vessers, and all financial and commercial operations and activities relating directly or indirectly thereto. In addition, the Company may own, lease, operate, and/or provide equipment used in contract drilling services in oil and gas drilling operations; acquire, hold, manage, sell or dispose of any such related equipment as well as sea-going vessels; enter into, assist or participate in financial, commercial and other transactions relating to contract drilling services and sea-going vessels. The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose. Art. 4. The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg. The registered office may be transferred within the municipality of the City of Luxembourg by decision of the board of managers or the sole manager (as the case may be). The registered office of the Company may be transferred to any other place in the Grand-Duchy of Luxembourg or abroad by means of a resolution of an extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required for amendment of the Articles. The Company may have offices and branches (whether or not a permanent establishment) both in Luxembourg and abroad. In the event that the board of managers or the sole manager ( as the case may be) should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication 3 between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the board of managers or the sole manager (as the case-may be) offhe Company: . Art. 5. The Company is constituted for an unlimited duration. Art. 6. The life of the Company does not come to an end by death, suspension of civil rights, bankruptcy or insolvency of any shareholder. Art. 7. The creditors, representatives, rightful owner or heirs of any shareholder are not allowed, in any circumstances, to require the sealing of the assets and documents of the Company, nor to interfere in any manner in the management of the Company. They must for the exercise of their rights refer to financial statements and to the decisions of the meetings of shareholders or of the sole shareholder (as the case may be). Capital - Share Art. 8. The Company's share capital is set at USD 25,000 (twenty-five thousand United States dollars), represented by 25,000 (twenty-five thousand) shares with a nominal value of USD 1 (one United States dollar) each. The amount of the share capital of the Company may be increased or reduced by means of a resolution of the extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required for amendment of the Articles. Art. 9. Each share confers an identical voting right and each shareholder has voting rights commensurate to his shareholding. Art. 10. The shares are freely transferable among the shareholders. Shares may not be transferred inter vivas to non-shareholders unless shareholders representing at least three-quarter of the share capital shall have agreed thereto in a general meeting. 4

---------------------- Furthermore, the provisions of articles 189 and 190 of the Commercial Companies Law shall apply. The shares are indivisible with regard to the Company, which admits only one owner per share. Management - Art. 11. The Company will be managed bycrne or more managers. If several managers have been appointed, they will constitute a board of managers composed of one or several category A manager(s) and by one or several category B manager(s). The manager(s) need not be shareholders of the Company. The manager(s) shall be appointed and designated as category A manager or category B manager, and his/their remuneration determined, by a resolution of the general meeting of shareholders taken by simple majority of the votes cast, or of the sole shareholder (as the case may be). The remuneration of the manager(s) can be modified by a resolution taken at the same majority conditions. The general meeting of shareholders or the sole shareholder (as the case may be) may, at any time and ad nutum, remove and replace any manager. All powers not expressly reserved by the Law or the Articles to the general meeting of shareholders or to the sole shareholder (as the case may be) fall within the competence of the board of managers, or of the sole manager (as the case may be). In dealing with third parties, the manager, or, in case of plurality of managers, the board of managers, will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company's object, provided the terms of these Articles shall have been complied with. The Company shall be bound by the sole signature of its single manager, and, in case of plurality of managers, by joint signature of one category A manager and one category B manager. The board of managers or the sole manager (as the case may be), may from time to time sub-delegate its/his powers for specific tasks to one or several ad hoc agent(s) who need not be shareholder(s) or manager(s) of the Company. 5

The board of managers, or the sole manager (as the case may be) will determine the powers, duties and remuneration (if any) of its agent(s), the duration of the period of representation and any other relevant conditions of his/their agency. Art. 12. In case of plurality of managers, the decisions of the managers are taken by meeting of the board of managers. The board- of managers -shall appoint-from a-mong- it~f members-a chairman - which in case of tie vote, shall not have a casting vote. The chairman shall preside at all meetings of the board of managers. In case of absence of the chairman, the board of managers shall be chaired by a manager present and appointed for that purpose. It may also appoint a secretary, who needs not to be a manager, who shall be responsible for keeping the minutes of the meetings of the board of managers or for such other matter as may be specified by the board of managers. The board of managers shall meet when convened by one manager. Notice of any meeting of the board of managers shall be given to all managers at least two 2 days in advance of the time set for such meeting except in the event of emergency, the nature of which is to be set forth in the minute of the meeting. Any convening notice shall specify the time and place of the meeting and the nature of the business to be transacted. Convening notices can be given to each manager by word of mouth, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means. The notice may be waived by the consent, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means, of each manager. The meeting will be duly held without prior notice if all the managers are present or duly represented. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the board of managers. Any manager may act at any meeting of managers by appointing in writing or by fax, cable, telegram, telex or electronic means another manager as his proxy. 6

A manager may represent more than one manager. The managers may participate in a board of managers meeting by phone, videoconference, or any other suitable telecommunication means allowing all persons participating in the meeting to hear each other at the same time, provided that a majority of the managers shall never attend the meeting while being located in the same foreign jurisdiction. Such participation in a meeting is deemed equivalent to participation in person at a meeting of the managers. The board of managers can validly deliberate and act only if a majority of its members is present or represented, including at least one category A manager and one category B manager. Decisions of the board of managers are adopted by a majority of the managers participating to the meeting or duly represented thereto provided that at least one category A manager and one category B manager approved these resolutions. The deliberations of the board of managers shall be recorded in the minutes, which have to be signed by the chairman or one category A manager and one category B manager. Any transcript of or excerpt from these minutes shall be signed by the chairman or one category A manager and one category B manager. Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at a managers' meeting. In such cases, written resolutions can either be documented in a single document or in several separate documents having the same content. Written resolutions may be transmitted by ordinary mail, fax, cable, telegram, telex, electronic means, or any other suitable telecommunication means. Art. 13. Any manager does not contract in his function any personal obligation concerning the commitments regularly taken by him in the name of the Company; as a representative of the Company, he is only responsible for the execution of his mandate. General meetings of shareholders 7

Art. 14. In case of plurality of shareholders, decisions of the shareholders are taken as follows: The holding of a shareholders meeting is not compulsory as long as the shareholders number is less than twenty-five. In such case, each shareholder shall receive the whole text of each resolution or decision to be taken, transmitted in writing or by fax, cable, telegram, telex, electronic means or any other suitable telecommunication means. Each shareholder shall vote in writing. If the shareholders number exceeds twenty-five, the decisions of the shareholders are taken by meetings of the shareholders. In such a case one general meeting shall be held at least annually in Luxembourg within six months of the closing of the last financial year. Other general meetings of shareholders may be held in the Grand-Duchy of Luxembourg at any time specified in the notice of the meeting. Art. 15. General meetings of shareholders are convened and written shareholders resolutions are proposed by the board of managers, or the sole manager (as the case may be), failing which by shareholders representing more than the half of the share capital of the Company. Written notices convening a general meeting and setting forth the agenda shall be made pursuant to the Law and shall be sent to each shareholder at least 8 ( eight) days before the meeting, except for the annual general meeting for which the notice shall be sent at least 21 (twenty-one) days prior to the date of the meeting. All notices must specify the time and place of the meeting. If all shareholders are present or represented at the general meeting and state that they have been duly informed of the agenda of the meeting, the general meeting may be held without prior notice. Any shareholder may act at any general meeting by appointing in writing or by fax, cable, telegram, telex, electronic means or by any other suitable telecommunication means another person who needs not be shareholder. Each shareholder may participate in general meetings of shareholders. 8

Resolutions at the meetings of shareholders or resolutions proposed in writing to the shareholders are validly taken in so far as they are adopted by shareholders representing more than the half of the share capital of the Company. If this quorum is not formed at a first meeting or at the first consultation, the shareholders are immediately convened or consulted a second time by registered letter and resolutions will be taken at the majority of the vote cast, regardless of the portion of capital represented. However, resolutions to amend the Articles shall only be taken by an extraordinary general meeting of shareholders, at a majority of shareholders representing at least three-quarters of the share capital of the Company. A sole shareholder exercises alone the powers devolved to the meeting of shareholders by the Law. Except in case of current operations concluded under normal conditions, contracts concluded between the sole shareholder and the Company have to be recorded in minutes or drawn-up in writing. Financial year - Balance sheet Art. 16. The Company's financial year begins on 1 January and closes on 31 December. Art. 17. Each year, as of 31 December, the board of managers, or the sole manager (as the case may be) will draw up the balance sheet which will contain a record of the properties of the Company together with its debts and liabilities and be accompanied by an annex containing a summary of all its commitments and the debts of the manager(s), statutory auditor(s) (if any) and shareholder(s) toward the Company. At the same time the board of managers or the sole manager (as the case may be) will prepare a profit and loss account, which will be submitted to the general meeting of shareholders together with the balance sheet . .,. Art. 18. Each shareholder may inspect at the head office the inventory, the balance sheet and the profit and loss account. 9

If the shareholders number exceeds twenty-five, such inspection shall be permitted only during the fifteen days preceding the annual general meeting of shareholders. Supervision of the Company Art. 19. If the shareholders number exceeds twenty-five, the supervision of the Company shall be entrusted to one or more statutory auditor(s) (commissaire), who may or may not be shareholder(s). Each statutory auditor shall serve for a term ending on the date of the annual general meeting of shareholders following their appointment dealing with the approval of the annual accounts. At the end of this period and of each subsequent period, the statutory auditor(s) can be renewed in its/their function by a new resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) until the holding of the next annual general meeting dealing with the approval of the annual accounts. Where the thresholds of article 35 of the law of 19 December 2002 on the Luxembourg Trade and Companies Register, as amended, are met, the Company shall have its annual accounts audited by one or more approved qualified auditors ("reviseurs d'entreprises agrees") appointed by the general meeting of shareholders or the sole shareholder (as the case may be) amongst a list of the Luxembourg financial regulator "Commission du Surveillance du Secteur Financier''. Notwithstanding the thresholds above mentioned, at any time, one or more qualified auditor may be appointed by resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) that shall decide the terms and conditions of his/their mandate. Dividend - Reserves Art. 20. The credit balance of the profit and loss account, after deduction of the expenses, costs, amortisations, charges and provisions represents the net profit of the Company. 10

Every year five percent of the net profit will be transferred to the statutory reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued share capital, as decreased or increased from time to time, but shall again become compulsory if the statutory reserve falls below such one tenth. The general meeting of shareholders at the majority vote determined by the Law or the sole shareholder (as the case may be) may decide at any time that the excess be distributed to the shareholder(s) proportionally to the shares they hold, as dividends or be carried forward or transferred to an extraordinary reserve. Art. 21. Notwithstanding the provisions of the preceding article, the general meeting of shareholders of the Company, or the sole shareholder (as the case may be) upon proposal of the board of managers or the sole manager (as the case may be), may decide to pay interim dividends before the end of the current financial year, on the basis of a statement of accounts prepared by the board of managers or the sole manager (as the case may be), and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by profits carried forward and available reserves, less losses carried forward and sums to be allocated to a reserve to be established according to the Law or the Articles. Winding-up - Liquidation Art. 22. The general meeting of shareholders under the conditions required for amendment of the Articles, or the sole shareholder (as the case may be) may resolve the dissolution of the Company. Art. 23. The general meeting of shareholders with the consent of at least half of the shareholders holding three quarters of the share capital shall appoint one or more liquidator(s), physical or legal person(s) and determine the method of liquidation, the powers of the liquidator(s) and their remuneration. When the liquidation of the Company is closed, the liquidation proceeds of the Company will be allocated to the shareholders proportionally to the shares they hold. 11

Applicable law Art. 24. Reference is made to the provisions of the Law for which no specific provision is made in these Articles. TRANSITORY MEASURES Exceptionally, the first financial year shall begin today and end on 31 December 2011. SUBSCRIPTION - PAYMENT The appearing party hereby declares to subscribe to the 25,000 (twenty-five thousand) shares issued by the Company as follows: Rowan S116E#3, Inc., a company organised under the laws of the Cayman Islands, having its registered office at Walker House, 87 Mary Street, George Town, Grand Cayman KYl-9005, Cayman Islands, prenamed, subscribes 25,000 (twenty-five thousand) shares. All the shares have been fully paid up in cash, so that the amount of USD 25,000 (twenty-five thousand United States dollars) is at the disposal of the Company, proof of which has been duly given to the undersigned notary. ESTIMATE OF COSTS The costs, expenses, fees and charges, in whatsoever form, which are to be borne by the Company or which shall be charged to it in connection with its incorporation, are estimated at about one thousand four hundred euro (€ 1,400.-). RESOLUTIONS OF THE SOLE SHAREHOLDER 12

Immediately after the incorporation of the Company, the sole shareholder of the company, representing the entirety of the subscribed capital, passed the following resolutions: 1) Are appointed as managers: - David P. Russell, with professional address at Rowan Companies, Inc., 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States of America, manager of category A; - William H. Wells, with professional address at Rowan Companies, Inc., 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, United States of America, manager of category A; - M. C. Johannes Weijermans, with professional address at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand-Duchy of Luxembourg, manager of category B; - Robert van 't Hoeft, with professional address at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand-Duchy of Luxembourg, manager of category B. The managers shall serve for an undetermined duration. According to article 11, the Company shall be bound by joint signature of one category A manager and one category B manager. 2) The Company shall have its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand-Duchy of Luxembourg. 3) PricewaterhouseCoopers S.a r.l., having its registered office at 400, route d'Esch, L-1471 Luxembourg, Grand-Duchy of Luxembourg, is appointed as approved qualified auditor ("reviseur d'entreprises agree"). The statutory auditor will serve for an undetermined duration. 13

DECLARATION The undersigned notary who understands and speaks English, hereby states that on request of the above mentioned appearing person, the present incorporation deed is worded in English, followed by a French version. On request of the same persons and in case of discrepancies between the English and the French text, the English version will prevail. In faith of which we, the undersigned notary has set hand in Esch/ Alzette, on the date at the beginning of this document. The document having been read to the proxy holder, the latter signed with us, the notary, the present original deed. Suit la traduction en langue francaise du texte qui precede L'an deux mille onze, le quatrieme jour du mois de juillet. Par-devant Maitre Francis Kesseler, notaire public avec adresse professionnelle a Esch-Sur-Alzette, Grand-Duche de Luxembourg, soussigne. Apparait: Rowan S116E#3, Inc., une societe constituee selon les lois des Iles Ca"iman, ayant son siege social sis a Walker House, 87 Mary Street, George Town, Grand Cayman KYl-9005, Iles Ca"iman, ici d0ment representee par Mme Sofia Afonso-Da Chao Conde, clerc de notaire, avec adresse professionnelle sise au 5, rue Zenon Bernard, L-4030 Esch-sur-Alzette, Grand-Duche de Luxembourg, en vertu d'une procuration donnee sous seing prive. Ladite procuration, paraphee « ne varietur » par la partie comparante et le notaire instrumentant, demeurera annexee au present acte pour etre soumise avec celui-ci aux formalites de l'enregistrement. 14

La partie comparante, agissant en cette qualite, a requis du notaire de dresser les statuts suivants (les « Statuts ») d'une societe a responsabilite limitee qu'elle declare constituer. Denomination - Objet - Siege social - Duree Art. 1. II est constitue par cet acte une societe a responsabilite limitee (la « Societe » ), regie par les presents statuts (les «Statuts») et par les lois luxembourgeoises actuellement en vigueur (la « Loi » ), notamment par celle du 10 aoOt 1915 sur les societes commerciales, telle que modifiee notamment par la loi du 18 septembre 1933 et du 28 decembre 1992 sur les societes a responsabilite limitee (la « Loi sur les Societes Commerciales » ). Art. 2. La Societe aura la denomination «RDC Offshore Luxembourg S.a r.l». Art. 3. L'objet de la Societe est: (1) De prendre des participations et interets, sous quelque forme que ce soit, dans toutes societes ou entreprises commerciales, industrielles, financieres ou autres, luxembourgeoises ou etrangeres; (2) D'acquerir par voie de participation, d'apport, de souscription, de prise ferme ou d'option d'achat, de negociation et de toute autre maniere tous titres, droits, valeurs, brevets et licences et autres droits reels, droits personnels et interets, comme la Societe le jugera utile; (3) De maniere generale de les detenir, les gerer, les mettre en valeur et les ceder en tout ou en partie, pour le prix que la societe jugera adapte et en particulier contre les parts ou titres de toute societe les acquerant; (4) De conclure, d'assister ou de participer a des transactions financieres, commerciales ou autres; (5) D'octroyer a toute societe holding, filiale ou toute autre societe liee d'une maniere OU d'une autre a la Societe OU toute societe appartenant au meme groupe de societes (les «Societes Affiliees» ), tous concours, prets, avances OU garanties (dans ce dernier cas, meme en faveur d'un preteur tiers de Societes Affiliees); 15

(6) D'emprunter ou de lever des fonds de quelque maniere que ce soit et de garantir le remboursement de toute somme empruntee. Par ailleurs, l'objet social de la Societe consiste egalement dans l'achat, la vente, l'affretement et la gestion des navires de mer, et toutes les operations financieres et commerciales et les activites liees directement ou indirectement s'y rapportant. En outre, la societe peut detenir, louer, exploiter et/ou fournir de l'equipement utilise dans les services de forage dans les operations de forage petrolier et gazier; acquerir, detenir, gerer, vendre ou disposer de tout materiel connexe ainsi que des navires de mer; conclure, aider ou participer a des operations financieres, commerciales et autres se rapportant aux contrats de services de forage et de navires de mer. La Societe peut realiser toutes operations commerciales, techniques et financieres, en relation directe ou indirecte avec les secteurs pre-decrits et dans le but de faciliter l'accomplissement de son objet. Art. 4. La Societe a son siege social a Luxembourg, Grand-Duche de Luxembourg. Le siege social pourra etre transfere dans la commune de Luxembourg par decision du conseil de gerance ou le gerant unique (selon le cas). Le siege social de la Societe peut etre transfere en tout autre endroit du Grand-Duche de Luxembourg ou a l'etranger par le moyen d'une resolution d'une assemblee generale extraordinaire des actionnaires ou de l'associe unique (selon le cas) adoptee selon les conditions requises pour la modification des Statuts. La Societe peut avoir des bureaux et succursales ( que ce soit ou non un etablissement permanent) tant dans le Grand-Duche de Luxembourg qu'a l'etranger. Dans le cas ou le conseil de gerance ou le gerant unique (selon le cas) estimerait que des evenements extraordinaires politiques, economiques ou sociaux sont intervenus ou sont imminents qui pourraient interferer avec les activites normales de la Societe a son siege social ou avec la facilite de communication entre le siege social et les personnes a l'etranger, le siege social pourra etre transfere 16 provisoirement a l'etranger jusqu'a cessation complete de ces circonstances extraordinaires; cette mesure provisoire n'aura toutefois aucun effet sur la nationalite de la Societe, laquelle, nonobstant ce transfert provisoire de son siege social, restera une societe luxembourgeoise. Ces mesures provisoires seront prises et notifiees a toutes les parties interessees par le conseil de gerance, ou le gerant unique (le cas echeant) de la Societe. Art. 5. La Societe est constituee pour une duree illimitee. Art. 6. La vie de la Societe ne prend pas fin par deces, la suspension des droits civils, la faillite ou l'insolvabilite d'un associe. Art. 7. Les creanciers, representants, ayants droit ou heritiers des associes ne sont pas autorises, en toutes circonstances, d'exiger !'apposition de scelles sur les biens et documents de la Societe, ni s'immiscer en aucune maniere dans la gestion de la Societe. Ils doivent pour l'exercice de leurs droits s'en rapporter aux etats financiers et aux decisions des assemblees des associes ou de l'associe unique (selon le cas). Capital social - Parts sociales Art. 8. Le capital social est fixe a 25.000 USD (vingt-cinq mille Dollars americains), represente par 25.000 (vingt-cinq mille) parts sociales ordinaires d'une valeur nominale de 1 USD (un Dollar americain) chacune. Le montant du capital social de la Societe peut etre augmente ou reduit par le biais d'une resolution de l'assemblee generale extraordinaire des associes ou de l'associe unique (selon le cas) adoptee selon les conditions requises pour la modification des Statuts. Art. 9. Chaque Part Sociale confere un droit de vote identique et chaque associe dispose de droits de vote proportionnels a son actionnariat. Art. 10. Les Parts Sociales sont librement cessibles entre associes. 17

Les Parts Sociales ne peuvent etre cedees entre vifs a des non-associes sans !'approbation de tous les associes de la Societe. En outre, les dispositions des articles 189 et 190 de la Loi sur les Societes Commerciales s' appliquent. Les Parts Sociales sont indivisibles a l'egard de la Societe, qui ne reconna1t qu'un seul proprietaire par action. Gerance Art. 11. La Societe sera geree par un ou plusieurs gerants. Si plusieurs gerants ont ete nommes, ils constitueront un conseil de gerance compose d'un ou plusieurs gerant de categorie A et d'un ou plusieurs gerants de categorie B. Le(s) gerant(s) est/sont nomme(s) et designe(s) comme gerant de categorie A ou gerant de categorie B, et son / sa / leur remuneration est fixee par une resolution de l'assemblee generale des associes prise a la majorite simple des suffrages exprimes, ou de l'associe unique (selon le cas). La remuneration du/des gerant(s) peut etre modifiee par une resolution prise dans les memes conditions de majorite. L'assemblee generale des associes ou l'associe unique (selon le cas) peut/ peuvent, a tout moment et ad nutum, revoquer et remplacer tout gerant. Tous les pouvoirs non expressement reserves par la Loi ou les Statuts a l'assemblee generale des associes ou a l'associe unique (selon le cas) relevent de la competence du conseil de gerance ou du gerant unique (selon le cas). Dans les rapports avec les tiers, le gerant, ou, en cas de pluralite de gerants, le conseil de gerance, aura tous pouvoirs pour agir au nom de la Societe en toutes circonstances et pour effectuer et approuver tous actes et operations conformement a l'objet de la Societe, pourvu que les termes de ces Statuts aient ete respectes. 18

La Societe sera engagee par la seule signature de son gerant unique, et, en cas de pluralite de gerants, par la signature conjointe d'un gerant de categorie A et d'un gerant de categorie B. Le conseil de gerance ou le gerant unique (selon le cas), peut de temps a autre sous-deleguer ses pouvoirs pour des taches specifiques a un ou plusieurs mandataires ad hoc qui ne sont pas necessairement associe(s) ou gerant (s) de la Societe. Le conseil de gerance, ou le gerant unique (selon le cas) determinera les pouvoirs, les responsabilites et la remuneration (si tel est le cas) de son/ses mandataire(s), la duree de la periode de representation et toutes autres conditions pertinentes de son mandat. Art. 12. En cas de pluralite de gerants, les decisions des gerants sont prises en reunion du conseil de gerance. Le conseil de gerance designera parmi ses membres un president qui, en cas de partage egal des voix, aura une voix preponderante. Le president presidera toutes les reunions du conseil de gerance. En cas d'absence du president, le conseil de gerance doit etre preside par un gerant present nomme a cette fin. II peut egalement nommer un secretaire qui ne doit pas necessairement etre un gerant, qui sera responsable de la tenue des proces-verbaux des reunions du conseil de gerance ou de tout autre matiere qui pourrait etre specifiee par le conseil de gerance. Le conseil de gerance se reunit sur convocation par un gerant. L'avis de convocation a toute reunion du conseil de gerance sera donne a tous les gerants au moins 2 (deux) jours a l'avance de la date fixee pour cette reunion, sauf en cas d'urgence, dont la nature doit etre precisee dans le proces verbal de la reunion. 19

Toutes les convocations devront specifier l'heure et le lieu de la reunion et la nature des affaires a traiter. Les convocations peuvent etre faites a chaque gerant oralement, par ecrit ou par telecopie, cable, telegramme, telex, moyens electroniques ou par tout autre moyen de communication approprie. L'avis de convocation peut etre leve par le consentement, par ecrit ou par fax, cable, telegramme, telex, moyens electroniques ou par tout autre moyen approprie de communication de chaque gerant. La reunion sera valablement tenue sans convocation prealable si tous les gerants sont presents OU dOment representes. Aucune convocation speciale n'est requise pour les reunions tenues aux heures et lieux specifies dans un calendrier prealablement adopte par une resolution du conseil de gerance. Tout gerant peut agir a toute reunion du conseil de gerance en designant par ecrit OU par fax, cable, telegramme, telex OU moyens electroniques un autre gerant comme son mandataire. Un gerant peut representer plus d'un gerant. Les gerants peuvent participer a une reunion du conseil de gerance par telephone, videoconference OU par tout autre moyen de telecommunication permettant a toutes les personnes participant a la reunion de se comprendre mutuellement, sous reserve que la majorite des gerants participant a la reunion du conseil ne devra jamais etre situe dans le meme Etat etranger. Une telle participation a une reunion est reputee equivalente a une participation en personne a une reunion des gerants. Le conseil de gerance ne peut valablement deliberer et statuer que si la majorite de ses membres est presente ou representee, y compris au moins un gerant de categorie A et un gerant de categorie B. 20

Les decisions du conseil de gerance sont adoptees par la majorite des gerants participant a la reunion presents OU dOment representes a cet effet, a condition qu'au moins un gerant A et un gerant B aient approuve ces resolutions. Les deliberations du conseil de gerance seront consignees dans le proces verbal, qui doivent etre signes par le president ou 1 (un) gerant de categorie A et 1 (un) gerant de categorie B. Toute copie ou extrait du present proces-verbal doit etre signe par le president ou un gerant de categorie A et un gerant de categorie B. Les resolutions ecrites approuvees et signees par tous les gerants produiront effet au meme titre qu'une decision prise lors d'une reunion du conseil de gerance. Dans de tels cas, les resolutions par ecrit peuvent soit etre documentees dans un document unique ou dans plusieurs documents separes ayant le meme contenu. Les resolutions ecrites peuvent etre transmises par courrier ordinaire, fax, cable, telegramme, telex, moyens electroniques ou tout autre moyen de telecommunication. Art. 13. Tout gerant ne contracte en raison de sa fonction, aucune obligation personnelle relativement aux engagements regulierement pris par lui au nom de la Societe; en tant que representant de la Societe, ii est uniquement responsable pour !'execution de son mandat. Assemblee generale des associes Art. 14. En cas de pluralite d'associes, les decisions des associes sont prises comme suit: La tenue d'une assemblee generale des associes n'est pas obligatoire, tant que le nombre des associes est inferieur a vingt-cinq. Dans ce cas, chaque associe recevra le texte complet de chaque resolution ou decision a prendre, transmise par ecrit OU par telecopie, cable, telegramme, telex, moyens electroniques OU par tout 21 autre moyen de telecommunication approprie. Chaque associe pourra voter par ecrit. Si le nombre des associes excede vingt-cinq, les decisions des associes sont prises en assemblee generale des associes. Dans un tel cas, une assemblee generale se reunit au moins une fois par an au Luxembourg dans les six mois de la cloture du dernier exercice social. D'autres assemblees generales des associes pourront se tenir dans le Grand-Duche de Luxembourg a tout moment indique dans l'avis de convocation de l'assemblee. Art. 15. Les assemblees generales des associes sont convoquees et les resolutions ecrites des associes sont proposees par le conseil de gerance ou le gerant unique (selon le cas), a defaut, par des associes representant plus de la moitie du capital social de la Societe. Les convocations ecrites a une assemblee generale indiquant l'ordre du jour sont faites conformement a la loi et doivent etre envoyees a chaque associe au moins 8 (huit) jours avant l'assemblee, sauf pour l'assemblee generale annuelle pour laquelle la convocation doit etre envoyee au moins 21 (vingt-et-un) jours avant la date de l'assemblee. Toutes les convocations doivent specifier la date et le lieu de l'assemblee. Si tous les associes sont presents ou representes a l'assemblee generale et declarent avoir ete dOment informes de l'ordre du jour de la reunion, l'assemblee generale peut etre tenue sans convocation prealable. Tout associe pourra agir a toute assemblee generale en designant par ecrit ou par fax, cable, telegramme, telex, moyens electroniques ou par tout autre moyen de telecommunication une autre personne qui n'est pas necessairement associe. Chaque associe peut participer aux assemblees generales des associes. Les resolutions des assemblees des associes ou les resolutions proposees par ecrit aux associes ne sont valablement prises que pour autant qu'elles aient ete adoptees par des associes detenant plus de la moitie du capital social de la Societe 22

Si ce quorum n'est pas atteint lors de la premiere assemblee ou a la premiere consultation, les associes sont immediatement convoques ou consultes une seconde fois par lettre recommandee et les resolutions seront adoptees a la majorite des suffrages exprimes, quelle que soit la part du capital representee. Toutefois, les resolutions modifiant les Statuts ne peuvent etre adoptees que par une assemblee generale extraordinaire a la majorite des associes detenant au moins les trois quarts du capital social de la Societe. L'associe unique exerce seul les pouvoirs qui lui sont conferes a l'assemblee generale des associes conformement a la Loi. Excepte en cas d'operations courantes conclues a des conditions normales, les contrats conclus entre l'associe unique et la Societe doivent etre enregistrees dans un proces-etabli par ecrit. Exercice social - Comptes annuels Art. 16. L'exercice social de la Societe commence le 1 er janvier et se termine le 31 decembre. Art. 17. Chaque annee, au 31 decembre, le conseil de gerance, ou le gerant unique (selon le cas) etablira le bilan qui contiendra un inventaire des avoirs de la Societe indiquant les valeurs des actifs et des passifs, accompagne d'une annexe contenant un resume de tous les engagements et les dettes du/des gerant(s), du ou des commissaire(s) aux comptes (le cas echeant) et associe(s) envers la Societe. Dans le meme temps le conseil de gerance ou le gerant unique (selon le cas) preparera un compte de pertes et profits, qui sera soumis a l'assemblee generale des associes avec le bilan. 23

Art. 18. Chaque associe peut prendre connaissance au siege social, du bilan et du compte de profits et pertes. Si le nombre des associes excede 25 (vingt-cinq), cette inspection ne sera autorisee seulement pendant les 15 (quinze) jours precedant l'assemblee generale annuelle des associes. Surveillance de la Societe Art. 19. Si le nombre des associes excede 25 (vingt-cinq), la surveillance de la societe sera confiee a un ou plusieurs commissaire(s), qui peut/peuvent etre ou ne pas etre associe(s). Chaque commissaire sera nomme pour un mandat se terminant a la date de l'assemblee generale annuelle des associes suivant leur nomination relative a !'approbation des comptes annuels. A la fin de cette periode et de chaque periode ulterieure, le(s) commissaire(s) peut/peuvent etre renouvele(s) dans ses/leurs fonctions par une nouvelle resolution de l'assemblee generale des associes ou de l'associe unique (selon le cas) jusqu'a la tenue de la prochaine assemblee generale annuelle portant sur !'approbation des comptes annuels. Lorsque les seuils de !'article 35 de la loi du 19 Decembre 2002 sur le Registre de Commerce et des Societes de Luxembourg, telle que modifiee, sont remplies, la Societe aura ses comptes annuels verifies par un ou plusieurs reviseurs d'entreprises agree(s) nomme(s) par l'assemblee generale des associes ou de l'associe unique (selon le cas) parmi la liste de l'autorite de regulation financiere luxembourgeoise, la Commission de surveillance du secteur financier. Nonobstant les seuils mentionnes ci-dessus, a tout moment, un ou plusieurs reviseur(s) d'entreprises agree(s) peuvent etre nommes par resolution de 24

l'assemblee generale des associes ou de l'associe unique (selon le cas) qui decide(nt) des termes et conditions de son/ leur mandat . Dividendes - Reserves Art. 20. Le solde crediteur du compte de profits et pertes, apres deduction des frais generaux, couts, amortissements, charges et provisions constitue le benefice net de la Societe. Chaque annee, cinq pour cent du benefice net seront affectes a la reserve legale. Cette deduction cesse d'etre obligatoire lorsque la reserve legale s'eleve au dixieme du capital social, tel qu'augmente ou reduit de temps a autre, mais redeviendra obligatoire si la reserve legale tombe en-dessous de ce dixieme. L'assemblee generale des associes a la majorite fixee par la loi ou l'associe unique (selon le cas) peut decider a tout moment que le benefice sera distribue a l'associe(s) en proportion des parts qu'il(s) detient/detiennent, sous forme de dividendes ou etre reportes ou affectes a une reserve extraordinaire Art. 21. Nonobstant les dispositions de !'article precedent, l'assemblee generale des associes de la Societe, ou de l'associe unique (selon le cas) peut, sur proposition du conseil de gerance, decider de payer des dividendes interimaires avant la fin de l'exercice en cours, sur la base d'un releve de comptes prepare par le conseil de gerance ou le gerant unique (selon le cas), et montrant que des fonds suffisants sont disponibles pour distribution, etant entendu que le montant a distribuer ne peut exceder les benefices realises depuis la fin du dernier exercice, augmente des benefices reportes et des reserves disponibles, mains les pertes repartees et des sommes a allouer a une reserve devant etre etablies conformement a la Loi ou les Statuts. Dissolution - Liquidation 25

Art. 22. L'assemblee generale des associes selon les conditions requises pour la modification des Statuts, ou l'associe unique (selon le cas) peut decider la dissolution ou la liquidation de la Societe. Art. 23. L'assemblee generale des associes avec le consentement de la majorite des associes detenant trois-quarts du capital social doit nommer un ou plusieurs liquidateur(s), personne(s) physique(s) ou morale(s) et determiner la methode de liquidation, les pouvoirs du/des liquidateur(s) et leur remuneration. Lorsque la liquidation de la Societe est cloturee, le bani de liquidation de la Societe sera attribue aux associes proportionnellement a la part qu'ils detiennent. Loi applicable Art. 24. Reference est faite aux dispositions de la Loi pour laquelle aucune disposition specifique n'est faite dans les Statuts. Mesures transitoires Exceptionnellement, le premier exercice social commencera aujourd'hui et se terminera le 31 decembre 2011. Souscription - Liberation La partie comparaissante declare souscrire a 25.000 (vingt-cinq mille) parts sociales emises par la Societe tel que suit: Rowan S116E#3, Inc., une societe constituee selon les lois des Iles Ca'iman, ayant son siege social sis a Walker House, 87 Mary Street, George Town, Grand Cayman KYl-9005, Iles Ca'iman, precitee, souscrit a 25.000 (vingt-cinq milles) parts sociales. Toutes les parts sociales ant ete entierement liberees par un apport en numeraire, de sorte que le montant de 25.000 USD (vingt-cinq mille Dollars 26 américains) est à la disposition de la Société, dont la preuve de l'existence a été donnée au notaire soussigné

ESTIMATION DES COUTS

Les coûts, frais, taxes et charges, sous quelque forme que ce soit, devant être supportés par la Société ou qui sont mis à sa charge en raison de sa constitution, sont estimés à environ mille quatre cents euros (€ 1.400,-).

RESOLUTIONS DE L'ASSOCIE UNIQUE

Immédiatement après la constitution de la Société, les associés de la Société, représentant la totalité du capital social souscrit, ont pris les résolutions suivantes:

4) Les personnes suivantes sont nommées gérants de la Société :

- David P. Russell, avec adresse professionnelle à Rowan Companies, Inc., 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, Etats-Unis d'Amérique, gérant de catégorie A;
- William H. Wells, avec adresse professionnelle à Rowan Companies, Inc., 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, Etats-Unis d'Amérique, gérant de catégorie A;
- M. C. Johannes Weijermans, avec adresse professionnelle à 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand-Duché de Luxembourg, gérant de catégorie B;
- Robert van't Hoeft, avec adresse professionnelle à 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand-Duché de Luxembourg, gérant de catégorie B.

Les gérants sont nommés pour une durée indeterminée.

27

Conformement a !'article 11, la Societe sera engagee par la signature conjointe d'un gerant de categorie A et d'un gerant de categorie B de la Societe. 5) La Societe aura son siege social sis au 46A, Avenue J.F. Kennedy, L-1855 Luxembourg, Grand-Duche de Luxembourg. 6) PricewaterhouseCoopers S.a r.l., ayant son siege social sis au 400, route d'Esch, L-1471 Luxembourg, Grand-Duche de Luxembourg, est nomme reviseur d'entreprises agree. Le reviseur d'entreprises agree est nomme pour une duree indeterminee. DECLARATION Le notaire soussigne, qui comprend et parle anglais, declare que sur demande de la personne comparante, le present acte est etabli en anglais suivi d'une traduction en franc;:ais. Sur demande de la meme personne comparante, en cas de divergences entre les textes anglais et franc;:ais, la version anglaise prevaudra. En notre bonne foi, le notaire soussigne a pose signature a Esch-sur-Alzette, sur la date en tete des presentes. Le document ayant ete lu au titulaire de procurations, ce dernier a signe avec nous, le notaire, le present acte 28